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                      Land O'Lakes, Inc. Annual Report 2002


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                                    [PHOTO]


People, Principles, Performance

Committed people dedicated to unwavering principles and exceptional performance. That's Land O'Lakes.

Rediscover the strength and foundation of cooperatives-and Land O'Lakes-as our people, principles and performance guide our Vision, "To be one of the best food and agricultural companies in the world."

                                    [PHOTO]

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Table of Contents

 2. Letter to Stakeholders
 4. Dairy Foods
 8. Ag Services
12. Board of Directors
14. Financial Overview
16. Consolidated Statements of Operations
17. Consolidated Balance Sheets
18. Consolidated Statements of Cash Flows
19. Consolidated Statements of Equities
20. Notes to Consolidated Financial Statements
28. Report of Management Independent Auditors' Report
29. Ten Years in Review Senior Strategy Team

On the front cover from top to bottom are Carla Anderson in Information Services; Ray Cherry from Milk Procurement; Arti Bedi in Research and Development; Mike VandeLogt from our Seed division; and Lawrie Kull, who works in Public Affairs.

On the opposite page from top to bottom are Ray Cherry from Milk Procurement; Arti Bedi in our Research and Development division; and Mike VandeLogt of CROPLAN GENETICS, our Seed division.

On this page from top to bottom are Petranella Boysen who works in the shelf life studies department for Research and Development; Matt Fanta from CROPLAN GENETICS, the Seed division; Hwai-Chyi Kuei, a data warehouse developer; and Guru Raja Ramamurthy, who works in Information Services supporting Dairy Foods.


Highlights of 2002

                                                                        2002          2001
------------------------------------------------------------------------------------------
FOR THE YEAR: ($ IN THOUSANDS)

Net sales                                                         $5,846,864    $5,864,858

Net earnings(1)                                                       98,887        71,488

Allocated patronage refunds                                           96,900        70,552

Cash returned to members                                              37,878        46,896
------------------------------------------------------------------------------------------
AT YEAR END: ($ IN THOUSANDS)

Total assets                                                      $3,246,322    $3,091,378

Working capital                                                      208,654       405,471

Long-term debt (including capital securities)                      1,007,308     1,147,465

Equities                                                             911,513       836,516
------------------------------------------------------------------------------------------
FINANCIAL MEASURES:

Return on equity                                                       11.8%          8.9%

Return on Invested Capital                                              8.6%          9.1%

Long-term debt (including capital securities)-to-capital               51.1%         56.1%

Current ratio                                                           1.18          1.44
------------------------------------------------------------------------------------------
Membership:

Member associations                                                    1,321         1,372

Individual members                                                     6,312         7,305
------------------------------------------------------------------------------------------
(1) Includes gain on legal settlements of $129,254,net of income tax expense of $26,290, and $2,675,net of income tax expense of $321,in 2002 and 2001, respectively.

                                    [PHOTO]


                 /s/ JIM D. FIFE          /s/ JOHN E. GHERTY
                   Jim D. Fife              John E. Gherty
             Chairman of the Board       President and Chief
                                          Executive Officer

Dear Stakeholders

Land O'Lakes continues to build on its 82-year heritage as a market-driven, farmer-owned enterprise focused on delivering value to members and customers.

    In recent years, we have achieved significant growth in pursuit of that goal--moving from a regional cooperative to a national, farmer-owned system with competitive size and scale in key core business segments. We've taken the actions necessary to achieve competitive size and scale in our core Feed and Agronomy businesses; achieve appropriate strategic growth in Seed; and build a national dairy procurement and processing system to support our national brand and marketing system in Dairy Foods.

    Our focus shifted somewhat following the strategic Purina Mills acquisition in the fall of 2001, with even greater intensity on translating our increased size and scale into improved financial performance and accelerated debt reduction. As we look to the future, the three fundamental drivers in these efforts will be our commitment to people, our dedication to proactive portfolio management and our passion for performance.

PEOPLE-Success in today's challenging economic environment depends on having the best people giving their best efforts at all levels of our organization. This is why recent years have seen our leadership team focus on building the organizational culture and operating state necessary to attract, retain and develop a world-class work force. We continue to pursue this goal through a steadfast dedication to Our Values; an unwavering belief in teamwork; an intensified focus on leadership development and succession planning; and a Performance Management System and formalized Leadership Expectations that make individual and team accountabilities clear.

    As noted author and business consultant Jim Collins asserts (Good to Great... Why Some Companies Make the Leap and Others Don't), "The old adage `People are your most important resource' turns out to be wrong. People are not your most important resource. The right people are." Land O'Lakes is committed to having the right people--with the right skills, the right commitment and the right attitude--in the right places.

PROACTIVE PORTFOLIO MANAGEMENT-In today's economic environment, size, scale and the attainment of number-one or number-two market shares are critical elements in business success. Achieving this requires ongoing investment in our system. As we pursue further focused investment, we recognize the importance of continued portfolio management and balance sheet strength to our ability to access capital.

    Land O'Lakes continues to focus on channeling our investments into those core businesses which will help us compete, win and deliver value to members and customers--and repositioning under-performing, non-strategic assets which do not meet these standards.

    We've already noted the growth Land O'Lakes has achieved as we've built competitive size and scale in our core business portfolio. Today, our members own North America's leading feed company and go to market with two of the most powerful feed brands (LAND O LAKES and Purina). They also own the nation's leading crop inputs marketing organization (the Agriliance joint venture) and the nation's fourth-largest farm seed company and a strong seed brand (CROPLAN GENETICS).

    In Dairy Foods, we've achieved significant growth in procurement and processing. However, while we continue to maintain the number-one market share in such core segments as butter, deli cheese and nonfat dry milk, we still have not achieved the size and scale we would like. Long-term, we see a need to grow our successful Dairy Foods Value-Added businesses beyond where we are today.

    We also have intensified our efforts to reposition our swine business, scale back international investments and accelerate the restructuring of our Upper Midwest Dairy Foods manufacturing operations. These portfolio-driven efforts continue as priorities for 2003.

PERFORMANCE-Positive business and financial performance is essential to long-term business success. Historically, cooperatives have faced unique challenges in relation to performance because of our long-standing ties to volatile commodity markets. This past year, in fact, Land O'Lakes overall performance was adversely affected by slumping markets in virtually all of our commodity businesses. That, however, cannot be used as an excuse for not meeting our performance expectations. We remain committed to benchmarking against the very best in our commodity and Value-Added businesses. As we move into 2003, we are dedicated to:

    -  accelerating the resolution of key portfolio and performance issues;

    - optimizing productivity, reducing costs, and increasing earnings across all our businesses; and

    - building on the strength and positive performance of our branded and pro-prietary, Value-Added business segments.

2002 Overview

This past year, Land O'Lakes faced significant performance issues in all of our commodity businesses. Notwithstanding the cyclical nature and dramatic downturn in the commodity markets, our 2002 results were unacceptable (despite our $99 million in net earnings,driven primarily by gains from vitamin price-fixing litigation settlements). Even as we deepen our dedication to improved results in 2003, however, we should recognize that the year saw:

    - positive performance in our Dairy Foods and Ag Services value-added segments;

    -  further reduction in our debt levels; and

    - progress on strategic initiatives intended to position our system for future success.

Dairy Foods

The strength and value of the LAND O LAKES brand is reflected in our Dairy Foods results. Overall butter volume (branded and private label) was up and we achieved positive performance and earnings in the Foodservice and Deli segments of our Value-Added business.

    We did see significant losses in Dairy Foods Industrial, primarily due to slumping mozzarella, whey and nonfat dry milk markets; ongoing milk supply/processing demand balance issues in the Upper Midwest; and higher than anticipated costs related to the start-up of our new West Coast processing facility (Cheese and Protein International - CPI).

    Going forward, we are focusing intensely on resolving Dairy Foods Industrial performance issues, where our priorities include accelerated progress in repositioning our Upper Midwest manufacturing operations and the successful completion of the CPI start-up. Dairy Foods will also continue its focus on bringing the value of the LAND O LAKES brand to new markets and products.

Feed

Despite significant challenges in the livestock/commodity feed markets, 2002 saw Feed produce positive earnings; achieve significant growth in its branded lifestyle feed and proprietary product segments; make significant progress in cost-savings related to the Purina Mills acquisition; and take strategic actions in response to ongoing restructuring in the swine and dairy industries.

    Despite these successes and our strong position in Feed, continued consolidation and restructuring in both the livestock and feed industries will require ongoing and increased emphasis on efficiency and productivity. Feed's focus will be on continued cost reductions and increased operating efficiency; improved performance in commodity feeds; and building on the success of our branded and proprietary products.

Swine

Structural changes in the swine industry, coupled with a dramatic slump in hog prices, contributed to unacceptable losses in our swine operations. We are committed to completing the repositioning of our under-performing swine assets in 2003, while we continue to find ways to support independent producers and local cooperatives.

Seed

In 2002, Seed delivered positive earnings, while building the strength of our CROPLAN GENETICS brand. The year saw significant volume growth in CROPLAN GENETICS corn, and we reaffirmed our leadership position in alfalfa genetics and production.

    Seed will continue to focus on delivering the very best in seed genetics and traits to our customers and members, growing the strength of the CROPLAN GENETICS brand and contributing to the success of our member-cooperative seed dealers.

Agronomy

Land O'Lakes position in Agronomy is defined by our 50-percent ownership in Agriliance. Like many large-scale organizations, this joint venture, established in January 2000, experienced early growing pains. In 2002, Agriliance made strides in reducing costs and increasing operating efficiency. While we saw continued challenge in the crop nutrients market, Agriliance grew its crop protection product business and increased sales of its own AgriSolutions brand of adjuvants, seed and grain protectants, insecticides and fungicides.

    As we look to the future, we remain dedicated to taking further steps to leverage our increased size and scale in Agronomy into improved performance, enhanced service and increased earnings.

2003 and Beyond

Land O'Lakes remains deeply committed to its Vision of being "one of the best food and agricultural companies in the world." We are confident we have the right strategies in place to make progress toward that Vision--in our commitment to people, our dedication to portfolio management, and our passion for performance.


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4
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                                     [LOGO]


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    Land O'Lakes Dairy Foods addressed many challenges in 2002. Low commodity prices and issues in our industrial businesses caused Dairy Foods to under-perform financially. In spite of these challenges, there were many bright spots which should serve as a strong base for better performance in the future.

    The Value-Added businesses performed well. Overall product volume was up over a year ago. Total retail butter volumes (branded and private label) were up 4 percent. The Butter Team worked successfully with retailers to implement merchandising initiatives designed to increase sales of branded butter during key holidays.

    Foodservice had a record-setting year in volume. Significant growth came from two segments of the Foodservice business: full-service restaurants and school management channels.

    Fresh Buttery Taste(TM) Spread was launched in 2002. This new product was a repositioning and reformulation of the Spread with Sweet Cream product. Fresh Buttery Taste(TM) Spread was formulated to provide consumers with great taste and improved spreadability. Excellent volume results have been realized and the product is well positioned for 2003.

    The Deli Cheese business unit had strong financial performance and continued to take actions to strategically position this business for future growth, such as the development of 16 new products to be launched into the market.

    Land O'Lakes continued to capitalize on its strong brand during 2002. Significant progress was made to build the brand under the new "Simple Goodness Living" positioning. This initiative included a redesign of all retail packages, giving the products a consistent look, a targeted advertising and promotional campaign and a new look to the Dairy Foods web site.


                                    [PHOTO]


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                                     [LOGO]


                                    [PHOTO]

    Land O'Lakes and Dean Foods expanded their strategic alliance in 2002 in an effort to combine the strength of Dean Foods position in the dairy case, with the strength of the LAND O LAKES brand. LAND O LAKES Dairy Ease(TM) Lactose-free milk was the first new product introduced as a result of this expanded relationship. Also, Land O'Lakes partnered with Frito-Lay to introduce Rold-Gold(r) (pretzels) with LAND O LAKES Butter flavor.

    Dairy Foods Industrial faced numerous challenges in 2002. The dairy processing operations in the Upper Midwest had to deal with a milk supply/processing demand imbalance. At Cheese and Protein International
(CPI), the cheese and whey processing facility in California, higher than expected start-up costs and low mozzarella commodity prices combined to cause 2002 results to deviate from expectations. We believe this state-of-the-art facility will become one of the most efficient mozzarella plants in the nation and will provide long-term benefits to our customers and member-owners.

    In an effort to further focus on efficiency, we consolidated several facilities during 2002. The Faribault, Minn., facility was closed and our spreads manufacturing was consolidated in our plant in Kent,Ohio. The cheese operations which had been at our facility in Perham, Minn., were moved to Melrose Dairy Proteins (a joint venture that we own with Dairy Farmers of America). In early 2003, we closed our Perham facility, consolidating whey processing at our other facilities. We also announced we will close our Volga, S.D., facility near the end of 2003 and shift its milk supply to Davisco Foods International's new facility in Lake Norden, S.D. Land O'Lakes will market the cheese produced at this facility.

    2002 was a year of challenge and change. However, actions taken in 2002 to continue to build the brand, restructure our manufacturing assets and complete the start-up of CPI facilities will be successfully leveraged in 2003 to improve our operating performance.


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8
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                            [LAND O LAKES FEED LOGO]


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    Ag Services continued its focus on generating enhanced business and financial performance, while delivering products and services that contribute to producer productivity and profitability.

    The impact of this commitment to performance was most evident in Feed, where we made significant progress toward the full integration of Purina Mills feed operations (acquired in October 2001) into our system. In just the first full year of combined operations, Feed captured significant synergies as a result of this strategic acquisition.

    The past year saw positive growth in branded companion animal and propri-etary products, along with progress on strategic efforts to respond to challenges in the feed industry. Among these challenges was a significant drop in commodity feed prices throughout the year. In addition, industry-wide consolidation and ongoing restructuring in the dairy and swine industries pre-cipitated sales declines in these markets.

    Going forward, Feed has built a solid foundation for future performance, based on the quality and commitment of its people, the strength of the nation's number-one feed manufacturing system, two of the industry's leading brands and leading market shares in both lifestyle and commercial feeds.

    Swine operations continued to face challenging markets, and slumping hog prices led to significant losses in 2002. Progress was made in positioning our system for improved performance in the future. Over the past year, we grew our profitable Aligned Swine program dedicated to the principle of delivering genetically superior feeder pigs to independent producers through local cooperatives--while reducing volume in under-performing, higher-risk swine programs.

    Land O'Lakes participates in layers and eggs through MoArk, which holds a top-three position in this industry. Egg prices were depressed throughout much of 2002, which had a significant negative impact on MoArk's performance.


                                    [PHOTO]


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


                                [AGRILIANCE LOGO]


                                     [PHOTO]


    As one of the nation's top egg producers, MoArk remains in a good strategic position to take advantage of any market rebound--and there were indications of positive momentum in the fourth quarter--and continues to look for opportunities for increased market penetration. One of 2002's bright spots was the better-than-anticipated performance of LAND O LAKES branded eggs in key test markets.

    Land O'Lakes continued to generate positive earnings in Seed in 2002, driven primarily by the growing strength of our CROPLAN GENETICS brand. This is a tribute to the approximately 1,000 local cooperative dealers who carry CROPLAN GENETICS Seed and are increasingly making seed an integral part of the livestock- and crop-production package they offer to member-customers.
Land O'Lakes is now the nation's number-four farm seed company, and is committed to delivering performance appropriate to this size and scale.

    The Agriliance agronomy joint venture continued its commitment to leveraging its position as the nation's number-one crop input marketing organization into improved performance and enhanced customer service. Despite challenging crop nutrient markets, this joint venture, established in 2000, achieved improved earnings in its most recent fiscal year, driven, in part, by internal cost reductions.

    Agriliance remains dedicated to building the nation's premier agronomy company--not only in terms of volume and market share, but also in performance and customer service.

    Additional 2002 highlights for Agriliance included implementation of the new IMPACT information system, which improved interaction with customers, and the dramatic growth of Agriliance's AgriSolutions proprietary brand of crop protection products.

    Going forward, Land O'Lakes Ag Services remains dedicated to building continued success on the strength of its people, the depth of its commitment to Our Values and cooperative principles and the intensity of its focus on performance.

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                                    [PHOTO]








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Board of Directors


        [PHOTO]         [PHOTO]          [PHOTO]           [PHOTO]
      Connie Cihak      Jim Fife        John Long       Robert Marley
      Lonsdale, MN   Wenatchee, WA     Gackle, ND        Seymour, IN
        Region 3        Region 5        Region 1           Region 4

   [PHOTO]         [PHOTO]       [PHOTO]       [PHOTO]        [PHOTO]
Dayton Merrell   Ronnie Mohr   Bobby Moser   Art Perdue   Marlin Rasmussen
 Kokomo, IN    Greenfield, IN  Columbus, OH   Minot, ND      St.Paul, OR
   Region 4       Region 4       Advisory     Region 1        Region 5

        [PHOTO]           [PHOTO]          [PHOTO]              [PHOTO]
      Doug Reimer       Laura Stacy       Jim Sunde          Larry Wojchik
    Guttenberg, IA   Lowellville, OH    Cherokee, IA         Clear Lake, WI
        Region 2        Region 4           Region 2            Region 3

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                                  Ag Regions(*)


                                   [U.S. MAP]

(*) The Ag Directors serving in 2002 were elected from these regions. The Ag
    Regions have since been reapportioned for the election of directors for 2003.


12
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        [PHOTO]           [PHOTO]          [PHOTO]             [PHOTO]
     Lynn Boadwine      Stan Gomes      Gordon Hoover      Pete Kappelman
      Baltic, SD        Tulare, CA         Gap, PA         Two Rivers, WI
       Region 65         Region 80        Region 53           Region 68

     [PHOTO]              [PHOTO]           [PHOTO]              [PHOTO]
Cornell Kasbergen        Paul Kent      Charles Lindner       Manuel Maciel
   Tulare, CA            Mora, MN        Greenwood, WI         Hanford, CA
    Region 80            Region 66         Region 68            Region 80

        [PHOTO]             [PHOTO]            [PHOTO]            [PHOTO]
    Chuck Schilling     Ken Schoenberg        Bob Winner      John Zonneveld
    Petersburg, PA     Shippensburg, PA    Moorestown, NJ        Laton, CA
       Region 51          Region 56           Region 55          Region 80

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                                  Dairy Regions

                                  [PARTIAL MAP]


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


Financial Overview

SALES AND EARNINGS

NET SALES for Land O'Lakes, Inc. and subsidiaries (the "Company") in 2002 were $5.8 billion, decreasing slightly from 2001. Excluding the full-year effect of the acquisition of Purina Mills, Inc. in October 2001, net sales in 2002 declined $712 million or 13 percent, with decreases in each business segment.

    The decline in Dairy Foods segment sales in 2002 was mainly attributed to lower market prices for butter and cheese products and reduced volumes as sales of branded dairy products continued to be impacted by the weak economy. Excluding the full-year effect of the Purina Mills acquisition, Feed segment sales decreased in 2002 due to the effects of exiting and realigning certain operations, a protein glut which depressed markets for livestock producers and unfavorable weather conditions. Swine feed volumes, in particular, declined as a result of depressed market prices for hog producers. Further, declining dairy commodity prices led dairy producers to shift from branded feed products to lower cost commodity feeds. Depressed market prices impacted Swine segment sales as hog market prices per hundred-weight in 2002 averaged in the mid $30's, compared to the mid $40's in the prior year. Seed experienced volume growth in seed corn sales in 2002; however, this increase was more than offset by volume declines in soybeans primarily due to a discontinued partnered soybean brand.

SALES
($ in billions)

[BAR GRAPH]

         1998     5.2
         1999     5.6
         2000     5.7
         2001     5.9
         2002     5.8

NET EARNINGS were $98.9 million in 2002 compared with $71.5 million in 2001, an increase of $27.4 million. Net earnings included a nonrecurring gain on legal settlements, net of income tax, of $129.3 million. Excluding this gain, the Company incurred a net loss of $30.4 million in 2002.

    Net earnings in 2002 were impacted by lower market prices and volume declines for dairy, feed and swine commodity products, reduced earnings from equity in affiliated companies, start-up expenses associated with a California cheese plant and restructuring and impairment charges in the Feed and Dairy Foods segments.

    Earnings in the Dairy Foods segment were affected by lower butter and cheese prices, driven by depressed commodity markets, and declines in dairy value-added volumes as a result of the weak economy. Earnings in the Feed segment were impacted by declines in livestock feed sales and margins, particularly swine, beef and dairy feed, primarily due to weak agricultural markets. Earnings in the Company's Swine segment declined due to lower commodity markets for hogs.

    Earnings from equity in affiliated companies, primarily from our investments in Agriliance, Melrose Dairy Proteins and MoArk, were down considerably in 2002. The decline was attributed to the effect of lower crop nutrient earnings at Agriliance, lower whey, alcohol and cheese commodity markets at Melrose Dairy Proteins and lower egg market prices at MoArk.

    In spring of 2002, the Company completed the construction of a new cheese plant in California. This resulted in significant start-up expenses which partly contributed to losses in Dairy Foods.

    Feed restructuring and impairment charges increased in 2002 as the Company took steps towards achieving the synergies identified in the Purina Mills acquisition plan. In addition, Dairy Foods incurred restructuring and impairment charges primarily related to strategic initiatives in its industrial operations. The Company's lower operating earnings, however, were more than offset by nonrecurring gains related to legal settlements, the divestiture of certain businesses and the sale of an intangible.

NET EARNINGS
($ in millions)

[BAR GRAPH]

     1998       68.6
     1999       21.4
     2000      102.9
     2001       71.5
     2002       98.9

FINANCIAL CONDITION

The acquisition of Purina Mills in 2001 has temporarily increased the level of debt on Land O'Lakes balance sheet. The acquisition was financed with long-term debt, which significantly increased the Company's debt-to-capital ratio.

    Debt is comprised of short-term and long-term debt, including capital secu-rities. In the fourth quarter of 2001, a new financing package was arranged, with JPMorgan leading the syndication. The package consisted of a $250 million revolving credit facility, a five-year term loan for $325 million and a seven-year term loan for $250 million. All of these facilities are senior debt and are secured by most of the assets of Land O'Lakes. In addition, a ten-year senior unsecured note offering for $350 million was completed in November 2001. During 2002, the Company paid down $55.3 million in term debt. As of December 31, 2002, the outstanding balances of the five-year term loan and the seven-year term loan were $288.3 million and $231.4 million, respectively.

    Capital securities of $200 million were issued in March 1998 by a subsidiary of Land O'Lakes. The capital securities carry a coupon interest rate of 7.45 percent and are due in 2028. In 2000, Land O'Lakes repurchased $9.3 million of these securities. At December 31,2002, the outstanding capital securities balance was $190.7 million.

    Long-term debt, excluding current portion and including capital securities, was $1,007.3 million at December 31,2002. This amount is down $140.2 million from the prior year due to payments on long-term debt and a transfer of certain payments into current portion. Land O'Lakes long-term debt-to-capital ratio, including capital securities, at December 31,2002 was 51.1 percent, down from
56.1 percent at the end of 2001.

LONG-TERM DEBT-TO-CAPITAL
(including capital securities)
(as a percent)

[BAR GRAPH]

         1998     40.9
         1999     46.6
         2000     43.5
         2001     56.1
         2002     51.1

    Short-term debt increased $88.9 million to $142.4 million in 2002, compared with $53.5 million in 2001, primarily due to an increase in the current portion of long-term debt which reflects payments anticipated in 2003. Total debt decreased $51.3 million to $1,149.7 million in 2002, compared with $1,201.0 million in the prior year.

    As of December 31,2002, the Company's senior secured debt rating was BB (Standard & Poor's) and B1 (Moody's) and senior unsecured debt rating was B+ (Standard & Poor's) and B2 (Moody's). Finally, the Company's capital securities ratings were B- (Standard & Poor's) and B3 (Moody's).

CAPITAL LEASES Starting on December 31,2002, a synthetic lease arrangement of CPI, the Company's 95 percent-owned joint venture cheese plant, is recorded as a capital lease on the Company's consolidated balance sheet.

EQUITIES increased $75.0 million in 2002 to $911.5 million at December 31, 2002. The increase resulted from the net earnings increase in 2002 and was partially offset by equity revolvement, age retirements, estate redemptions and patronage refunds payable.

EQUITIES
($ in millions)

[BAR GRAPH]

1998     781
1999     769
2000     805
2001     837
2002     912

CASH RETURNS TO MEMBERS in 2002 totaled $37.9 million compared with
$46.9 million in the prior year. In 2002, members received $14.5 million of equity revolvement, $20.2 million of cash patronage related to prior year's earnings and $3.2 million of age retirement, estate and other payments.

CASH RETURNS TO MEMBERS
($ in millions)

[BAR GRAPH]

1998     40.3
1999     48.7
2000     54.3
2001     46.9
2002     37.9

PERFORMANCE MEASURES

Land O'Lakes is committed to improving profitability in each core business through the effective use of invested capital and increased returns to members. The Company uses two primary performance measures-return on invested capital
(ROIC) and return on equity (ROE). ROIC indicates the operating return on permanently invested capital before considering the costs of permanent financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members' investment in Land O'Lakes.

RETURN ON INVESTED CAPITAL The Company showed a decrease in its return on invested capital, from 9.1 percent in 2001 to 8.6 percent in 2002. Land O'Lakes average ROIC for the five-year period ended in 2002 was 8.3 percent.

RETURN ON INVESTED CAPITAL
(as a percent)

[BAR GRAPH]

1998     9.7
1999     5.2
2000     8.9
2001     9.1
2002     8.6

RETURN ON EQUITY The 2002 earnings increase resulted in a 2.9 percentage point increase in ROE from 8.9 percent in 2001 to 11.8 percent in 2002. Average ROE for the five-year period ended in 2002 was 9.7 percent.

RETURN ON EQUITY
(as a percent)

[BAR GRAPH]

         1998     12.7
         1999     2.7
         2000     13.4
         2001     8.9
         2002     11.8

SEC REPORTING

As a result of the 2001 issue of ten-year senior unsecured notes, Land O'Lakes has registered the notes in 2002 and files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company's filings can be accessed on the internet at www.sec.gov.

Consolidated Statements of Operations

Land O'Lakes,Inc.
($ in thousands)

Years Ended December 31                                               2002           2001           2000
---------------------------------------------------------------------------------------------------------
NET SALES                                                      $ 5,846,864    $ 5,864,858    $ 5,672,774
Cost of sales                                                    5,350,423      5,378,605      5,146,110
---------------------------------------------------------------------------------------------------------
Gross profit                                                       496,441        486,253        526,664

Selling, general and administration                                481,406        381,993        389,290
Restructuring and impairment charges                                31,412          3,733         54,226
---------------------------------------------------------------------------------------------------------
(Loss) earnings from operations                                    (16,377)       100,527         83,148

Interest expense, net                                               68,846         55,684         52,439
Gain on legal settlements                                         (155,544)        (2,996)            --
Gain on sale of intangible                                          (4,184)            --             --
Gain from divestiture of businesses                                 (4,992)            --        (89,034)
Loss (gain) on extinguishment of debt                                   --         23,453         (4,450)
Equity in (earnings) loss of affiliated companies                  (22,675)       (48,583)        35,566
Minority interest in earnings (loss) of subsidiaries                 5,487          6,882         (1,405)
---------------------------------------------------------------------------------------------------------
Earnings before income taxes                                        96,685         66,087         90,032
Income tax benefit                                                  (2,202)        (5,401)       (12,900)
---------------------------------------------------------------------------------------------------------
NET EARNINGS                                                   $    98,887    $    71,488    $   102,932
=========================================================================================================

Applied to:
  Member equities
    Allocated patronage refunds                                $    96,900    $    70,552    $   142,271
    Deferred equities                                              (10,336)         2,708         (5,347)
---------------------------------------------------------------------------------------------------------
                                                                    86,564         73,260        136,924
  Retained earnings                                                 12,323         (1,772)       (33,992)
---------------------------------------------------------------------------------------------------------
                                                               $    98,887    $    71,488    $   102,932
=========================================================================================================
See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

Land O'Lakes,Inc.
($ in thousands)

December 31                                                          2002         2001
---------------------------------------------------------------------------------------

ASSETS
Current assets:
   Cash and short-term investments                             $   64,327   $  130,169
   Receivables, net                                               567,584      574,011
   Receivable from legal settlement                                96,707           --
   Inventories                                                    446,386      450,774
   Prepaid expenses                                               189,246      144,261
   Other current assets                                            13,878       28,551
---------------------------------------------------------------------------------------
        Total current assets                                    1,378,128    1,327,766

Investments                                                       545,592      568,130
Property, plant and equipment, net                                579,860      675,277
Property under capital lease                                      105,736           --
Goodwill, net                                                     323,413      255,027
Other intangibles                                                 101,770      111,660
Other assets                                                      211,823      153,518
---------------------------------------------------------------------------------------
        Total assets                                           $3,246,322   $3,091,378
=======================================================================================

LIABILITIES AND EQUITIES
Current liabilities:
   Notes and short-term obligations                            $   37,829   $   33,971
   Current portion of long-term debt                              104,563       19,546
   Obligation under capital lease                                 108,279           --
   Accounts payable                                               701,786      652,309
   Accrued expenses                                               204,629      187,569
   Patronage refunds and other member equities payable             12,388       28,900
---------------------------------------------------------------------------------------
Total current liabilities                                       1,169,474      922,295

Long-term debt                                                  1,007,308    1,147,465
Employee benefits and other liabilities                           104,340       82,801
Deferred tax liabilities                                               --       42,495
Minority interests                                                 53,687       59,806

Equities:
   Capital stock                                                    2,190        2,305
   Member equities                                                873,659      805,860
   Retained earnings                                               35,664       28,351
---------------------------------------------------------------------------------------
        Total equities                                            911,513      836,516
---------------------------------------------------------------------------------------
Commitments and contingencies
---------------------------------------------------------------------------------------
Total liabilities and equities                                 $3,246,322   $3,091,378
=======================================================================================
See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Land O'Lakes,Inc.
($ in thousands)

Years Ended December 31                                                                      2002           2001           2000
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                                       $    98,887    $    71,488    $   102,932
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization                                                       106,762         97,288         83,621
      Bad debt expense                                                                      5,094          1,871          4,550
      Proceeds from patronage revolvement received                                          2,061          2,895         16,350
      Non-cash patronage income                                                            (1,921)        (4,999)        (9,914)
      Receivable from legal settlement                                                    (96,707)            --             --
      Deferred income tax (benefit) expense                                                (5,050)        20,096        (31,844)
      Increase in other assets                                                            (85,843)       (12,543)        (1,178)
      (Decrease) increase in other liabilities                                             (2,301)        (4,527)           673
      Restructuring and impairment charges                                                 31,412          3,733         54,226
      Gain from divestiture of businesses                                                  (4,992)            --        (89,034)
      Equity in (earnings) loss of affiliated companies                                   (22,675)       (48,583)        35,566
      Minority interests                                                                    5,487          6,882         (1,405)
      Other                                                                                   (74)        (6,153)         1,184
   Changes in current assets and liabilities, net of
    acquisitions and divestitures:
      Receivables                                                                         (26,087)        37,298        (25,568)
      Inventories                                                                          (4,167)        21,139        103,641
      Other current assets                                                                (22,216)          (200)        83,601
      Accounts payable                                                                     62,654        124,402       (283,313)
      Accrued expenses                                                                    (18,316)       (35,783)        71,073
--------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                               22,008        274,304        115,161

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant and equipment                                             (87,437)       (83,936)      (104,343)
   Acquisitions, net of cash acquired                                                           --       (371,858)     (101,076)
   Payments for investments                                                               (16,226)       (46,189)       (86,611)
   Net proceeds from divestiture of businesses                                             16,070             --        184,106
   Proceeds from sale of investments                                                       27,371          5,264          3,248
   Proceeds from sale of property,plant and equipment                                      24,313         30,224         25,189
   Dividends from investments in affiliated companies                                      26,558          3,548             --
   Other                                                                                    5,116          1,745         (3,088)
--------------------------------------------------------------------------------------------------------------------------------
   Net cash used by investing activities                                                   (4,235)      (461,202)       (82,575)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (decrease) in short-term debt                                                  10,118        (53,812)       (42,762)
   Proceeds from issuance of long-term debt                                                 6,057      1,369,528         58,955
   Payments on principal of long-term debt                                                (62,040)      (935,104)      (179,133)
   Payments for debt issuance costs                                                            --        (20,265)            --
   Payments for purchase of capital securities                                                 --             --         (9,300)
   Payments for redemption of member equities                                             (37,878)       (46,896)       (54,260)
   Other                                                                                      128           (378)           109
--------------------------------------------------------------------------------------------------------------------------------
   Net cash (used) provided by financing activities                                       (83,615)       313,073       (226,391)
--------------------------------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash                                                        (65,842)       126,175       (193,805)

Cash and short-term investments at beginning of year                                      130,169          3,994        197,799
--------------------------------------------------------------------------------------------------------------------------------
Cash and short-term investments at end of year                                        $    64,327    $   130,169    $     3,994
================================================================================================================================
See accompanying notes to consolidated financial statements.

Consolidated Statements of Equities
Land O'Lakes,Inc.
($ in thousands)

Years Ended December 31, 2002, 2001 and 2000

                                                                                Member Equities
                                                           Capital    -----------------------------------     Retained       Total
                                                             Stock    Allocated      Deferred         Net     Earnings    Equities
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                               $   2,073    $ 702,674    $  (7,694)   $ 694,980    $  71,782    $768,835

Capital stock issued                                           411                                                             411
Capital stock redeemed                                        (139)                                                           (139)
2000 earnings, as applied                                               142,271       (5,347)     136,924      (33,992)    102,932
   Less portion stated as current liability                             (28,593)                  (28,593)                 (28,593)
Portion of member equities stated as current liability                   (8,900)                   (8,900)                  (8,900)
Equities issued for mergers and acquisitions                              2,250                     2,250                    2,250
Cash patronage and redemption of member equities                        (54,260)                  (54,260)                 (54,260)
Redemption included in prior year's liabilities                          19,350                    19,350                   19,350
Deferred equities transfer                                                             8,290        8,290       (8,290)         --
Other, net                                                                  129       (1,229)      (1,100)       4,168       3,068
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                                   2,345      774,921       (5,980)     768,941       33,668     804,954

Capital stock issued                                            65                                                              65
Capital stock redeemed                                        (105)                                                           (105)
2001 earnings, as applied                                                70,552        2,708       73,260       (1,772)     71,488
   Less portion stated as current liability                             (19,900)                  (19,900)                 (19,900)
Portion of member equities stated as current liability                   (9,000)                   (9,000)                  (9,000)
Cash patronage and redemption of member equities                        (46,896)                  (46,896)                 (46,896)
Redemption included in prior year's liabilities                          37,493                    37,493                   37,493
Other, net                                                                 (608)       2,570        1,962       (3,545)     (1,583)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                                   2,305      806,562         (702)     805,860       28,351     836,516

Capital stock issued                                             5                                                               5
Capital stock redeemed                                        (120)                                                           (120)
2002 earnings, as applied                                                96,900      (10,336)      86,564       12,323      98,887
   Less portion stated as current liability                              (4,178)                   (4,178)                  (4,178)
Portion of member equities stated as current liability                   (8,210)                   (8,210)                  (8,210)
Cash patronage and redemption of member equities                        (37,878)                  (37,878)                 (37,878)
Redemption included in prior year's liabilities                          28,900                    28,900                   28,900
Other, net                                                                2,601                     2,601       (5,010)     (2,409)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                               $   2,190    $ 884,697    $ (11,038)   $ 873,659    $  35,664    $911,513
===================================================================================================================================
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

($ in thousands in tables)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS Land O'Lakes, Inc. is a diversified food and agricultural cooperative serving family farmers throughout the United States. The Company procures 12 billion pounds of member milk annually, markets more than 300 dairy products and provides over 1,300 member cooperatives with agronomic production materials including feed, seed, crop nutrients and crop protection products.

REVENUE RECOGNITION Sales are primarily recognized upon shipment of product to the customer.

STATEMENT PRESENTATION The consolidated financial statements include the accounts of Land O'Lakes, Inc. and wholly-owned and majority-owned subsidiaries and limited liability companies ("Land O'Lakes" or the "Company"). Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform to the 2002 presentation.

CASH AND SHORT-TERM INVESTMENTS Cash and short-term investments include short-term, highly liquid investments with original maturities of three months or less.

INVENTORIES Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.

DERIVATIVE COMMODITY INSTRUMENTS The Company uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No.133, "Accounting for Derivative Instruments and Hedging Activities." The futures contracts are marked to market each month and gains and losses are recognized in earnings.

INVESTMENTS Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. The Company believes it is not practical to estimate the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The equity method of accounting is used for investments in other companies in which Land O'Lakes voting interest is 20 to 50 percent. Investments in less than 20 percent-owned companies are stated at cost.

PROPERTY,PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (15 to 30 years for land improvements and buildings, 5 to 10 years for machinery and equipment and 3 to 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.

GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents the excess of the purchase price over the fair value of acquired businesses. Upon adoption of the remaining provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002, the Company no longer amortizes goodwill except for goodwill related to the acquisition of cooperatives and the formation of joint ventures. See Note 7 for pro forma effects of adopting this standard.

    Other intangible assets consist primarily of trademarks, patents and agreements not to compete. Certain trademarks are no longer amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over the estimated useful lives, ranging from 2 to 15 years.

RECOVERABILITY OF LONG-LIVED ASSETS The test for goodwill impairment is a two-step process, and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit (as defined) with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The Company assesses the recoverability of other long-lived assets annually or whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset.The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

INCOME TAXES Land O'Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.

The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

ADVERTISING AND PROMOTION COSTS Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $53.9 million, $48.8 million and $59.0 million in 2002, 2001 and 2000,respectively.

RESEARCH AND DEVELOPMENT Expenditures for research and development are charged to administration expense in the year incurred. Total research and development expenses were $33.3 million, $23.8 million and $20.2 million in 2002, 2001 and 2000, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS The Company adopted the remaining provisions of SFAS 142, "Goodwill and Other Intangible Assets," on January 1, 2002. Under SFAS 142,goodwill and other intangible assets that have indefinite lives are no longer amortized except for goodwill related to the acquisition of cooperatives and the formation of joint ventures, but rather will be tested for impairment at least annually in accordance with the provisions of the standard. See Note 7 for additional information on the adoption of SFAS 142.

    The Company adopted Emerging Issues Task Force ("EITF") No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," on January 1, 2002. EITF No.00-25 deals with the accounting for consideration paid from a vendor (typically a manufacturer or distributor) to a retailer, including slotting fees, cooperative advertising arrangements and buy-downs. The guidance in EITF 00-25 generally requires that these incentives be classified as a reduction of sales. The impact of the adoption decreased previously reported sales and selling, general and administration expense for the years ended December 31, 2001 and 2000 by $108.6 and $96.0 million, respectively.

    In April 2002, FASB issued SFAS 145, "Rescission of FASB Statements No.4,44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result, gains and losses from the extinguishment of debt previously classified as an extraordinary item must now be included in earnings from continuing operations. The Company reclassified a $23.5 million extraordinary loss in 2001 to loss on extinguishment of debt and a $4.5 million extraordinary gain in 2000 to gain on extinguishment of debt.

    In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. Under existing accounting literature, certain costs for exit activities were recognized at the date a company committed to an exit plan. The provisions of the standard are effective for exit or disposal activities initiated after December 31, 2002. The standard is generally expected to delay recognition of certain exit related costs.

ACCOUNTING ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RECEIVABLES
A summary of receivables at December 31 is as follows:

                                                    2002         2001
---------------------------------------------------------------------
Trade accounts                                $  237,106   $  287,229
Notes and contracts                               44,565       50,626
Notes from sale of trade receivables
(see Note 3)                                     225,144      192,403
Other                                             79,024       66,707
                                                 585,839      596,965
Less allowances for doubtful accounts             18,255       22,954
Total receivables,net                         $  567,584   $  574,011

    A substantial portion of Land O'Lakes receivables is concentrated in the agricultural industry. Collections of these receivables may be dependent upon economic returns from farm crop and livestock production. The Company's credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

3. RECEIVABLES PURCHASE FACILITY
In December 2001, the Company established a $100.0 million receivables purchase facility with CoBank, ACB (CoBank). A wholly-owned, unconsolidated special purpose entity (SPE) was established to purchase certain receivables from the Company. CoBank has been granted an interest in the pool of receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales and, accordingly, the receivables transferred to the SPE are not reflected in the consolidated balance sheet. However, the Company retains credit risk related to the repayment of the notes receivable with the SPE, which, in turn, is dependent upon the credit risk of the SPE's receivables pool. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the facility. At December 31, 2002, no amounts were outstanding under this facility and $100.0 million remained available. The total accounts receivable sold during 2002 and 2001 were $2,653.0 million and $383.2 million, respectively.

4. INVENTORIES
A summary of inventories at December 31 is as follows:

                                              2002          2001
----------------------------------------------------------------
Raw materials                           $  141,849     $ 127,569
Work in process                             33,707        37,423
Finished goods                             270,830       285,782
----------------------------------------------------------------
Total inventories                       $  446,386     $ 450,774
================================================================

5. INVESTMENTS
A summary of investments at December 31 is as follows:

                                           2002       2001
----------------------------------------------------------
CF Industries, Inc.                   $ 249,502  $ 248,502
Agriliance LLC                           91,629     84,030
MoArk LLC                                44,678     47,593
Ag Processing Inc                        37,854     38,977
Advanced Food Products LLC               27,418     27,487
CoBank, ACB                              22,061     21,549
Melrose Dairy Proteins, LLC               6,579      8,253
Universal Cooperatives                    6,473      6,196
Prairie Farms Dairy, Inc.                 5,092      4,754
PEC Mark II (Malta Cleyton)                  --      7,681
Other - principally cooperatives and
  joint ventures                         54,306     73,108
----------------------------------------------------------
Total investments                     $ 545,592  $ 568,130
==========================================================

    During 2002, the Company sold its interest in PEC Mark II (Malta Cleyton), a Mexican feed joint venture, for $5.6 million in cash and a $2.0 million note receivable.

    During 2001, the Company made an additional cash investment of $27.7 million in MoArk LLC, an egg production and marketing company, of which $13.1 million was recorded as goodwill. In a non-cash transaction, the Company contributed its aseptic processing assets of $24.5 million in exchange for a 35% equity investment in Advanced Food Products LLC.

    Summarized financial information for the Company's four largest equity investments, which comprise most of the equity investments, is as follows:

                                2002         2001
-------------------------------------------------
Net sales                $ 4,322,237  $ 4,850,747
Gross profit                 435,321      463,220
Net income                    45,839       34,194
Current assets             1,511,267    1,584,028
Non-current assets           362,352      379,327
Current liabilities        1,307,862    1,376,515
Non-current liabilities      201,321      234,088

Total equity                 364,437      352,752
=================================================


6. PROPERTY, PLANT AND EQUIPMENT
A summary of property, plant and equipment at December 31 is as follows:

Owned property, plant and equipment:

                                                 2002         2001
------------------------------------------------------------------
Land and land improvements                 $   59,396   $   51,818
Buildings and building equipment              294,032      311,499
Machinery and equipment                       554,926      560,244
Software                                       38,689       38,438
Construction in progress                       40,771       56,769
                                              987,814    1,018,768
Less accumulated depreciation                 407,954      343,491
------------------------------------------------------------------
Total property, plant and equipment, net   $  579,860   $  675,277
==================================================================

Property under capital lease:

                                               2002   2001
----------------------------------------------------------
Buildings and building equipment          $  26,868   $ --
Machinery and equipment                      78,868     --
----------------------------------------------------------
                                            105,736     --
Less accumulated depreciation                    --     --
----------------------------------------------------------
Total property under capital lease, net   $ 105,736   $ --
==========================================================

7. GOODWILL AND OTHER INTANGIBLE ASSETS
GOODWILL The Company adopted the remaining provisions of SFAS No.142 on January 1, 2002. Had SFAS No.142 been effective January 1, 2000, net earnings for 2001 and 2000 would have been reported as follows:

                                      2002      2001       2000
---------------------------------------------------------------
Net earnings                      $ 98,887  $ 71,488  $ 102,932
Add back: goodwill amortization,
  net of tax                            --     4,940      6,887
---------------------------------------------------------------
Adjusted net earnings             $ 98,887  $ 76,428  $ 109,819
===============================================================

The carrying amount of goodwill at December 31, 2002 is as follows:

                                               2002         2001
----------------------------------------------------------------
Dairy Foods                             $    66,718   $   40,285
Feed                                        156,839      109,463
Seed                                         16,948       15,704
Swine                                           647          701
Agronomy                                     69,823       74,904
Other                                        12,438       13,970
----------------------------------------------------------------
Total goodwill                          $   323,413   $  255,027
================================================================

    The Dairy Foods segment goodwill increased by $26.4 million, principally due to the additional purchase price for an acquisition in 2001. The Feed segment goodwill increased $47.4 million, mostly due to the $50.7 million reallocation of the Purina Mills, Inc. purchase price. The Seed segment goodwill increased $1.2 million, mainly due to the additional purchase price for an acquisition. The decrease in goodwill in the Agronomy segment was primarily due to amortization related to an investment in a joint venture.

OTHER INTANGIBLE ASSETS A summary of other intangible assets at December 31 is as follows:

                                                     2002        2001
---------------------------------------------------------------------
Amortized other intangible assets:
Trademarks, less accumulated amortization
  of $1,615 and $235, respectively              $   2,725   $   4,107
Patents, less accumulated amortization of
  $1,394 and $241, respectively                    14,979      16,132
Agreements not to compete, less
  accumulated amortization of $2,324
  and $1,415, respectively                          1,976       3,608
Other intangible assets, less accumulated
  amortization of $7,343 and $4,416,
  respectively                                      5,127      10,850
---------------------------------------------------------------------
Total amortized other intangible assets            24,807      34,697
Total non-amortized other intangible assets-
  trademarks                                       76,963      76,963
---------------------------------------------------------------------
Total other intangible assets                   $ 101,770   $ 111,660
=====================================================================

    Amortization expense for the years ended December 31, 2002 and 2001 was $6.6 million and $4.6 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $4.0 million annually. The weighted-average life of the intangible assets subject to amortization is approximately 14 years.

8. DEBT OBLIGATIONS
    The Company had notes and short-term obligations at December 31, 2002 and 2001 of $37.8 million and $34.0 million, respectively. The Company also has a $250.0 million 5-year revolving credit facility with a variable interest rate based on LIBOR. There were no borrowings on this facility as of December 31, 2002.

A summary of long-term debt at December 31 is as follows:

                                                     2002         2001
----------------------------------------------------------------------
Term A loan - quarterly installments through
  2006 (variable rate based on LIBOR)         $   288,270  $   325,000
Term B loan - quarterly installments through
  2008 (variable rate based on LIBOR)             231,417      250,000
Senior unsecured notes - due 2011 (8.75%)         350,000      350,000
Industrial development revenue bonds and
  other secured notes payable - due 2003
  through 2016 (.90% to 6.00%)                     26,268       26,329
Capital Securities of Trust Subsidiary -
  due 2028 (7.45%)                                190,700      190,700
Other debt                                         25,216       24,982
----------------------------------------------------------------------
                                                1,111,871    1,167,011
Less current portion                              104,563       19,546
----------------------------------------------------------------------
Total long-term debt                          $ 1,007,308  $ 1,147,465
======================================================================

    During 2002, the Company made payments on Term A loan of $36.7 million and on Term B loan of $18.6 million. Debt covenants include certain minimum financial ratios that were all satisfied.

    During 2001, the Company obtained a Term A loan for $325.0 million and a Term B loan for $250.0 million. In addition, a long-term bond offering for $350.0 million, due 2011, was completed in November 2001.

    The early extinguishment of previous credit facilities in 2001 resulted in a loss of $23.5 million.

    Land O'Lakes Capital Trust I (the "Trust") was created for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the "Debentures") of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation. The Capital Securities are guaranteed to the extent set forth in the Offering Memorandum of the Capital Securities by the Company and bear the same interest rate and maturity date as the Debentures.

    Interest paid, including interest paid on capital securities and net of amounts capitalized ($0.1 million, $0.1 million and $1.5 million in 2002, 2001 and 2000, respectively), was $80.0 million, $55.7 million and $59.8 million in 2002, 2001 and 2000, respectively.

    The weighted average interest rates on short-term borrowings and notes outstanding at December 31, 2002 and 2001 were 6.99% and 6.52%, respectively.

    Borrowings under the revolving credit facility and the term loans bear interest at variable rates (either LIBOR or an Alternative Base Rate) plus applicable margins. The margins depend on Land O'Lakes credit ratings. Based upon existing Land O'Lakes credit ratings, the current LIBOR margins are 225 basis points for the revolving credit facility, 275 basis points for the Term A loan and 350 basis points for the Term B loan. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at the election of Land O'Lakes. As of December 31, 2002, interest rates on the Term A loan and Term B loan were 4.17% and 4.92%, respectively.

The maturity of long-term debt for the next five years and thereafter is summarized in the table below. The amount for 2003 includes a $50 million voluntary prepayment of Term A and B loans, which was paid on January 24,2003.

Year                                                        Amount
------------------------------------------------------------------
2003                                                    $  104,563
2004                                                        71,510
2005                                                        90,953
2006                                                        68,732
2007                                                         9,062
2008 and thereafter                                        767,051

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables provide information of the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The Company believes it is not practical to estimate the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable, notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The carrying value of LIBOR-based debt, including the revolving credit facility, Term A loan and Term B loan, also approximate fair market value since the interest rate automatically adjusts every one to three months and credit spreads are not believed to have changed materially since the facilities were established. The fair value of fixed rate long-term debt was established through a present value calculation,based on available information on prevailing market interest rates for similar securities on the respective reporting dates and is summarized at December 31, as follows:

                                        2002                 2001
                                -----------------------------------------
                                Carrying      Fair    Carrying      Fair
                                  Amount     Value      Amount     Value
-------------------------------------------------------------------------
Senior unsecured
  notes due 2011                $350,000   $275,170   $350,000   $343,490
Capital Securities of Trust
  Subsidiary due 2028            190,700    103,302    190,700    127,310

    The Company enters into futures and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts.

    The notional or contractual amount of derivatives provides an indication of the extent of the Company's involvement in such instruments at that time, but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of the notional or contractual amounts of these instruments at December 31 is as follows:

                                           2002                  2001
                                   ------------------------------------------
                                   Notional       Fair   Notional       Fair
                                     Amount      Value     Amount      Value
-----------------------------------------------------------------------------
Derivative financial instruments:
Commodity futures contracts
Commitments to purchase            $108,359   $ (4,543)   $76,639   $ (6,475)
Commitments to sell                 (56,969)      (615)    (6,111)       (86)
=============================================================================

10. INCOME TAXES

The components of the income tax provision are summarized as follows:

                                2002         2001        2000
--------------------------------------------------------------
Current expense (benefit)
  Federal                   $  2,586    $ (22,298)  $  16,678
  State                          262       (3,199)      2,266
                               2,848      (25,497)     18,944
Deferred (benefit) expense    (5,050)      20,096     (31,844)
--------------------------------------------------------------
Income tax benefit          $ (2,202)   $  (5,401)  $ (12,900)
==============================================================

The effective tax rate differs from the statutory rate primarily as a result of the following:

                                    2002       2001     2000
Statutory rate                      35.0%      35.0%    35.0%
Patronage refunds                  (35.1)     (37.4)   (55.4)
State income tax, net of federal
benefit                             (0.3)      (0.5)    (1.2)
Amortization of goodwill             0.5        0.4      5.2
Effect of foreign operations        (4.2)       1.5      0.8
Disposal of investment                --       (5.1)      --
Other, net                           1.8       (2.1)     1.3
Effective tax rate                  (2.3)%     (8.2)%  (14.3)%

The significant components of the deferred tax assets and liabilities at December 31 are as follows:

                                           2002        2001        2000
-----------------------------------------------------------------------
Deferred tax assets related to:
Deferred patronage                     $  4,323   $  12,443    $ 12,810
Accrued expenses                         25,160      33,145      21,017
Allowance for doubtful accounts           9,012      12,040       5,557
Inventory                                 2,252       5,064       3,588
Asset impairments                        10,232       8,037      16,020
Joint ventures                               --       1,680      20,898
Net operating loss carryforward          48,312          --          --
Other, net                                   --       3,829       3,710
-----------------------------------------------------------------------
Total deferred tax assets                99,291      76,238      83,600
-----------------------------------------------------------------------
Deferred tax liabilities related to:
Property, plant and equipment            65,157      77,904      12,946
Intangibles                              17,800      16,944      10,085
Joint ventures                            1,292          --          --
Other, net                                  347          --          --
-----------------------------------------------------------------------
Total deferred tax liabilities           84,596      94,848      23,031
-----------------------------------------------------------------------
Net deferred tax assets (liabilities)  $ 14,695   $ (18,610)   $ 60,569
=======================================================================

    SFAS No.109 "Accounting for Income Taxes"requires consideration of a valuation allowance if it is "more likely than not"that benefits of deferred tax assets will not be realized. Management has determined,based on prior earnings history and anticipated earnings,that no valuation allowance is necessary.

    Income taxes (recovered) paid in 2002,2001,and 2000 were $(21.7) million, $22.3 million and $5.1 million,respectively.

11. PENSION AND OTHER POSTRETIREMENT PLANS

The Company has a defined benefit pension plan, which covers all eligible employees not participating in a labor negotiated plan. Plan benefits are generally based on years of service and employees' highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (ERISA).

    The Company also sponsors plans that provide certain health care benefits for retired employees. Employees become eligible for these benefits upon meeting certain age and service requirements. The Company funds only the plans' annual cash requirements.

    The measurement date for the pension and other postretirement benefit plans is November 30.

Reconciliation of the funded status of the plans and the amounts included in the balance sheets are as follows:

                                                                               Other
                                                  Pension Benefits     Postretirement Benefits
                                               -----------------------------------------------
                                                    2002         2001        2002        2001
----------------------------------------------------------------------------------------------
Change in benefit obligation:
 Benefit obligation at beginning of year        $ 313,680    $ 288,267    $ 59,296    $ 51,530
 Service cost                                      11,536        9,471         802         818
 Interest cost                                     23,588       21,091       4,048       3,918
 Plan amendments                                    3,377          750          --          --
 Transfer to other plans                           (3,062)          --          --          --
 Business combinations                             26,390           --          --          --
 Actuarial (gain) loss                             (5,517)      10,922       2,827       8,112
 Benefits paid                                    (18,169)     (16,821)     (6,050)     (5,082)
-----------------------------------------------------------------------------------------------
 Benefit obligation at end of year              $ 351,823    $ 313,680    $ 60,923    $ 59,296
===============================================================================================

Change in plan assets:
 Fair value of plan assets
  at beginning of year                          $ 283,983    $ 304,506    $     --    $     --
 Actual loss on plan assets                       (17,810)      (5,702)         --          --
 Company contributions                             67,936        2,000       6,050       5,082
 Transfer to other plans                           (3,062)          --          --          --
 Business combinations                             21,259           --          --          --
 Benefits paid                                    (18,169)     (16,821)     (6,050)     (5,082)
-----------------------------------------------------------------------------------------------
 Fair value of plan assets at end of year       $ 334,137    $ 283,983    $     --    $     --
===============================================================================================

Reconciliation of prepaid (accrued) benefits:
 Funded status                                  $ (17,686)   $ (29,697)   $(60,923)   $(59,296)
 Unrecognized net actuarial loss                  107,545       65,591      28,946      28,190
 Unrecognized transition obligation                    --           --       6,429       7,072
 Unrecognized prior service cost                    5,927        3,823       2,926       3,192
-----------------------------------------------------------------------------------------------
 Prepaid (accrued) benefit cost                 $  95,786    $  39,717    $(22,622)   $(20,842)
===============================================================================================

Weighted-average assumptions:
 Discount rate                                       7.00%        7.25%       7.00%       7.25%
 Expected return on plan assets                      8.50%        9.50%        N/A         N/A
 Rate of compensation increase                       4.25%        4.75%        N/A         N/A
===============================================================================================

    For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003 and an annual rate of increase of 5.5% was assumed for all years thereafter. The health care cost trend rate assumption affects the amounts reported. For example, a 1% increase in the assumed trend rate for health care costs would have increased the service cost and the interest cost components of 2002 postretirement health care benefits expense by $0.2 million and the accumulated postretirement benefit obligation by $3.3 million as of December 31, 2002. In contrast, a 1% decrease in the assumed trend rate for health care costs would have decreased the service cost and interest cost components of 2002 postretirement health care benefits expense by $0.2 million and the accumulated postretirement benefit obligation by $2.8 million as of December 31, 2002.

Components of net periodic benefit cost are as follows:

                                                     Pension Benefits
                                            -------------------------------
                                                2002       2001       2000
---------------------------------------------------------------------------
Service cost                                $ 11,536   $  9,471   $  9,749
Interest cost                                 23,588     21,091     19,931
Expected return on assets                    (30,301)   (28,428)   (26,916)
Amortization of prior service cost             1,273        814        814
Amortization of actuarial loss                   419         --         --
---------------------------------------------------------------------------
Net periodic benefit cost                   $  6,515   $  2,948   $  3,578
===========================================================================


                                   Other Postretirement Benefits
                                   -----------------------------
                                        2002     2001     2000
----------------------------------------------------------------
Service cost                         $   802  $   818  $   794
Interest cost                          4,048    3,918    3,649
Expected return on assets                 --       --       --
Amortization of prior service cost       266      266      266
Amortization of actuarial loss         1,615    1,326    1,346
Amortization of transition
  obligation                             643      643      643
----------------------------------------------------------------
Net periodic benefit cost            $ 7,374  $ 6,971  $ 6,698
================================================================


    In addition to the defined benefit pension plan, the Company has a non-contributory, supplemental executive retirement plan (SERP), which is an unfunded, defined benefit plan. The projected benefit obligation of the unfunded plan was $15.3 million and $14.4 million at December 31, 2002 and 2001, respectively. The accumulated benefit obligation was $11.9 million and $13.2 million at December 31, 2002 and 2001, respectively. Net periodic pension cost was $1.4 million, $1.2 million and $1.9 million for 2002, 2001 and 2000, respectively.

    The Company also has a discretionary capital accumulation plan (CAP), which is an unfunded, defined benefit plan.The projected benefit obligation and the accumulated benefit obligation of the unfunded plan were $26.8 million and $24.9 million at December 31, 2002 and 2001, respectively. The accrued discretionary CAP liability was $26.8 million and $24.9 million at December 31, 2002 and 2001, respectively. The expense for this plan was $1.7 million for 2002 and $0.0 million for 2001 and 2000.

    Certain eligible employees are covered by defined contribution plans. The expense for these plans was $4.9 million, $4.9 million and $5.8 million for 2002, 2001 and 2000, respectively.

12. EQUITIES
The authorized capital stock at December 31, 2002 consists of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred, $10 par value.

The following details the activity in membership shares during the three years ended December 31, 2002:

                                           NUMBER OF SHARES
                       -------------------------------------------------------
                                    Common                          Preferred
                       =======================================================
                         A            B           C         D
------------------------------------------------------------------------------
December 31, 1999         878       7,754        117       3,099     106,723
  New Members             327         295         84         671           -
  Redemptions             (39)     (2,159)        (4)     (2,270)     (9,289)
------------------------------------------------------------------------------
December 31, 2000       1,166       5,890        197       1,500      97,434
  New Members              47         716         18         364           -
  Redemptions             (41)       (739)       (15)       (426)     (4,865)
------------------------------------------------------------------------------
December 31, 2001       1,172       5,867        200       1,438      92,569
  New Members               3         321          2         137           -
  Redemptions             (48)       (981)        (8)       (470)     (6,289)
------------------------------------------------------------------------------
December 31, 2002       1,127       5,207        194       1,105      86,280
==============================================================================

   Patronage refunds to members of $96.9 million, $70.6 million and $142.3 million for the years ended December 31, 2002, 2001 and 2000, respectively, are based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2002, Land O'Lakes will issue qualified patronage and non-qualified refunds in the amount of $13.7 million and $83.2 million, respectively. Qualified patronage refunds are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage refunds are tax deductible when redeemed with cash.

   The allocation to retained earnings of $12.3 million in 2002, $(1.8) million in 2001 and $(34.0) million in 2000 represents earnings or (losses) generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.

13. ACQUISITIONS, MERGERS AND DIVESTITURES
Proceeds from divestitures in 2002 totaled $22.4 million. The Company divested its operations in Poland for $4.2 million in cash and $6.3 million in debt assumed, which resulted in a gain of $1.3 million. Net cash proceeds were $11.0 million from a divestiture of a seed coating business in Idaho and a seed inoculation business in Brazil, which resulted in a gain of $4.0 million. Other divestitures in 2002 resulted in net cash proceeds of $0.9 million and a loss of $0.3 million.

   On October 11, 2001, the Company acquired 100% of the outstanding stock of Purina Mills,Inc. (Purina Mills).The Company contributed the stock to Land O'Lakes Farmland Feed LLC in exchange for increasing its ownership in the LLC from 73.7% to 92.0%. The results of operations of Purina Mills are included in the consolidated financial statements since that date. Purina Mills is a commercial and lifestyle feed company. This acquisition allowed the Company to diversify into lifestyle feed products.

   The aggregate purchase price was approximately $359 million, net of cash acquired, of which $247 million represented cash payments for stock and acquisition costs and $112 million represented debt retirement. In connection with the acquisition, the Company refinanced certain existing bank financing arrangements and entered into new bank financing arrangements (see Note 8).

   The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. At December 31, 2001 the Company was in the process of obtaining final third party valuations of certain assets; thus the allocation of the purchase price was subject to refinement. During 2002, the allocation of the purchase price was completed. As a result of final appraisals and resolutions of other contingencies outstanding at the date of the acquisition, goodwill was increased by $50.7 million with the most significant offset to property, plant and equipment.

                             At October 11, 2001
-------------------------------------------------
Current assets                     $    92,486
Investments                             10,430
Property, plant and equipment          218,913
Goodwill                                86,872
Other intangibles                       98,940
Other assets                            32,892
-------------------------------------------------
  Total assets acquired                540,533
=================================================

Current liabilities                     64,338
Other liabilities                      117,638
-------------------------------------------------
  Total liabilities assumed            181,976
=================================================

  Net assets acquired              $   358,557
=================================================


   Goodwill of $86.9 million was recognized and assigned to the Feed seg-ment. None of the goodwill is expected to be deductible for tax purposes. Of the $98.9 million of acquired identifiable intangible assets, $77.0 million is not subject to amortization, and relates primarily to trade names and trademarks. The remaining intangible assets of $21.9 million have a weighted average useful life of approximately 12 years and consist of patents in the amount of $16.4 million with a 14 year weighted average useful life and contracts of $5.5 million with a 3 year weighted average useful life.

   The following table summarizes the unaudited pro forma results of operations for the years ended December 31, 2001 and 2000 for the Company as if the Purina Mills acquisition had occurred on January 1, 2001 and 2000, respectively. The unaudited pro forma results of operations are for informational purposes only and do not purport to represent what the Company's results of operations would have been if the acquisition had actually occurred on those dates.


                          Pro Forma Year
                        Ended December 31
-------------------------------------------
                        2001          2000
-------------------------------------------
Net sales        $ 6,530,168   $ 6,512,579
Net earnings          71,152        90,735
===========================================


   During 2000, Land O'Lakes completed acquisitions that required cash outlays of $101.1 million. The Company received $184.1 million of net cash proceeds from divestitures.

   In January 2000, Land O'Lakes expanded its butter production capacity with the acquisition of Madison Dairy Produce Co.in Madison, Wisconsin. The Company broadened its seed operations during the year by acquiring the seed assets of several companies, including WilFarm LLC, Agro Distribution, Advanta
Seeds, Inc.and AgriBioTech Inc. Other acquisitions in 2000 included the purchase of a cheese plant in Gustine, California and a feed mill in Neosho, Missouri.

   In April 2000, the Company divested of a swine business in North Carolina for net cash proceeds of $4.4 million which resulted in a gain of $0.5 million. In July 2000, the Company sold its fluid dairy assets to Dean Foods Company for net proceeds of $179.7 million which resulted in a gain of $88.5 million.

   In October 2000, the Company and Farmland entered into a new venture that combined both of their feed businesses into a single entity Land O'Lakes Farmland Feed LLC. Land O'Lakes owned 69% of the venture at the date of combination and, as majority-owner, fully consolidates its operating activities.

   All of the above acquisitions have been accounted for as purchases and accordingly the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The operating results are included in the Consolidated Statements of Operations from the date of acquisition.

14. RESTRUCTURING AND IMPAIRMENT CHARGES
A summary of restructuring and impairment charges is as follows:


                                       2002         2001      2000
-------------------------------------------------------------------
Restructuring charges (reversals)   $ 13,173    $ (4,067)  $  9,700
Impairment charges                    18,239       7,800     44,526
-------------------------------------------------------------------
Total restructuring and
  impairment charges                $ 31,412    $  3,733   $ 54,226
===================================================================


   In 2002, the Company recorded restructuring and impairment charges of $31.4 million. In the Dairy Foods segment, the Company recorded a $19.6 million restructuring and impairment charge in 2002, of which $15.2 million was related primarily to the write-down of impaired plant assets held for sale to their estimated fair value, and $4.4 million was related to employee severance and outplacement costs for 374 employees at various locations. In the Animal Feed segment, the Company recorded an $11.8 million restructuring and impairment charge, of which $3.1 million was primarily related to the write-down of impaired plant assets held for sale to their estimated fair value, and $8.7 million was related to employee severance and outplacement costs for 375 employees at various locations. The balance remaining to be paid at December 31, 2002 for employee severance and outplacement costs was $10.5 million.

   In 2001, the Company recorded restructuring and impairment charges of $3.7 million. Dairy Foods recorded a restructuring charge of $1.7 million, which had not been paid at December 31, 2001, for severance costs for 63 production employees resulting from the consolidation of production facilities. Feed reversed $5.7 million of a prior-year restructuring charge primarily due to a change in business strategy following the Purina Mills acquisition, which resulted in the decision to continue to operate plants that were held for sale at December 31, 2000. An impairment charge of $6.0 million related to the Company's feed operation in Mexico held for sale at December 31, 2001, was recorded in order to value the business at its expected selling price less costs of disposal. Swine recorded an impairment charge of $1.8 million to reduce undeveloped land with permit issues to its estimated fair value.

   In 2000, the Company recorded restructuring and impairment charges of $54.2 million. The restructuring charge of $9.7 million resulted from initiatives within Land O'Lakes Farmland Feed LLC to consolidate facilities and reduce personnel. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down assets held for sale to their estimated fair value and $1.7 million for demolition expenses and incidental exit costs. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. The impairment charge of $44.5 million resulted from a reduction in the carrying amounts of certain impaired assets to their estimated fair value, determined on the basis of third-party appraisals or estimated cash flows. The impairment was related to cheese marketing and production assets that were significantly underutilized due to changes in consumer product preferences and costs associated with sourcing raw materials.

15. GAIN ON LEGAL SETTLEMENTS
During 2002, the Company recognized gain on legal settlements of $155.5 million. The gain resulted from net cash proceeds of $58.8 million and a legal settlement receivable of $96.7 million for which cash was received on January 17, 2003. The amounts were received from several vitamin product suppliers against whom the Company alleged certain price-fixing claims.

16. GAIN ON SALE OF INTANGIBLE
In 2002, the Company recorded a $4.2 million gain on the sale of a customer list pertaining to the feed phosphate distribution business.

17. LOSS (GAIN) ON EXTINGUISHMENT OF DEBT
In 2001, the early extinguishment of previous credit facilities resulted in a loss of $23.5 million. In 2000, the Company repurchased $9.3 million of Capital Securities, which resulted in a gain of $4.5 million.

18. COMMITMENTS AND CONTINGENCIES
The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $44.4 million in 2002, $34.8 million in 2001 and $31.7 million in 2000. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

   Minimum lease commitments under operating noncancelable leases at December 31, 2002, total $80.5 million composed of $23.8 for 2003, $17.4 million for 2004, $11.4 million for 2005, $9.2 million for 2006, $7.1 million for 2007 and $11.6 million for later years.

   At December 31, 2002 the $108.3 million obligation under capital lease represents the present value of the future minimum lease payments for which the Company is contingently liable. The lessee is Cheese and Protein International, LLC (CPI), a 95%-owned subsidiary. The lease has been included in the Company's consolidated balance sheet at December 31, 2002 because CPI did not meet its fixed charge coverage ratio covenant as of December 31, 2002. CPI has received a covenant waiver from the lender, but only through March 2003.
CPI is currently in discussions with its lenders on an amendment to the lease contract which will cover future periods. The lease has terms through 2007, but it is currently classified as a current liability because the Company could be required to pay the full amount in 2003 if an amendment cannot be obtained from the participating lenders.

   The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company's consolidated financial condition, future results of operations or cash flows.

   In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for the hazardous waste located at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study in connection with the site, and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. The Company has responded to the EPA denying any responsibility. No further communication has been received from the EPA.

19. SEGMENT INFORMATION
The Company operates in five segments, dairy foods, animal feed, crop seed, swine and agronomy.

   The dairy foods segment produces, markets and sells products such as butter, spreads, cheese, and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.

   The animal feed segment is made up of a 92% ownership position in Land O'Lakes Farmland Feed LLC. Land O'Lakes Farmland Feed LLC develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.

   The crop seed segment is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn and forage and turf grasses.

   The swine segment has three programs, farrow-to-finish, swine aligned and cost-plus. The farrow-to-finish program produces and sells market hogs. The swine aligned program raises feeder pigs which are sold to local member cooperatives. The cost-plus program provides minimum hog price guarantees to producers in exchange for swine feed sales and profit participation.

   The agronomy segment consists primarily of the Company's 50% ownership in Agriliance LLC, which is accounted for under the equity method. Agriliance LLC markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).

   The Company allocates corporate administration expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment's percent of total invested capital. A majority of corporate administration expense is allocated directly.

   (See Table on page 27.)

20. RELATED PARTY TRANSACTIONS
The Company has a 50% voting interest in Melrose Dairy Proteins, LLC, a joint venture with Dairy Farmers of America formed in April 2001. For the years ended December 31, 2002 and 2001, the Company purchased $18.6 million and $1.3 million, respectively, in product from the venture and sold $96.1 million and $63.2 million, respectively, in product to the venture.

   The Company has a 50% voting interest in Agriliance LLC, a joint venture with United Country Brands formed in July 2000. For the years ended December 31, 2002 and 2001, the Company sold services to the venture of $8.3 million and $7.1 million, respectively.

                             SEGMENT INFORMATION



                                         DAIRY FOODS       FEED           SEED       SWINE     AGRONOMY      OTHER    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
For the year ended December 31,2002
  Net sales                              $ 2,899,075   $ 2,444,668    $ 406,871   $  83,239   $       -   $  13,011   $ 5,846,864
  Cost of sales                            2,739,813     2,155,342      353,852      93,482           -       7,934     5,350,423
  Selling,general and administration         155,501       245,523       45,852       5,879      18,885       9,766       481,406
  Restructuring and impairment charges        19,647        11,765            -           -           -           -        31,412
  Interest expense, net                       20,136        28,302        2,738       5,401       9,469       2,800        68,846
  Gain on legal settlements                   (3,166)     (152,378)           -           -           -           -      (155,544)
  Gain on sale of intangible                       -        (4,184)           -           -           -           -        (4,184)
  (Gain) loss on divestiture of
    businesses                                (1,281)          (21)      (3,956)        155           -         111        (4,992)
  Equity in loss (earnings) of
    affiliated companies                         580        (1,560)          75       1,491     (26,598)      3,337       (22,675)
  Minority interest in (loss) earnings
    of subsidiaries                              (21)        5,380           19           -           -         109         5,487
------------------------------------------------------------------------------------------------------------------------------------
(Loss) earnings before income taxes      $   (32,134)  $   156,499    $   8,291   $ (23,169)  $  (1,756)  $ (11,046)  $    96,685
====================================================================================================================================
For the year ended December 31,2001
  Net sales                              $ 3,463,853   $ 1,864,021    $ 413,567   $ 109,895   $       -   $  13,522   $ 5,864,858
  Cost of sales                            3,228,430     1,691,309      354,175      96,980           -       7,711     5,378,605
  Selling, general and administration        168,940       133,438       49,193       5,155      16,394       8,873       381,993
  Restructuring and impairment charges         1,661           272            -       1,800           -           -         3,733
  Interest expense, net                       20,046        13,786        6,268       6,182       8,057       1,345        55,684
  Gain on legal settlements                        -        (2,996)           -           -           -           -        (2,996)
  Loss on extinguishment of debt                   -             -            -           -           -      23,453        23,453
  Equity in (earnings) loss of
    affiliated companies                      (4,940)       (4,437)         324      (3,325)    (34,704)     (1,501)      (48,583)
  Minority interest in (loss) earnings
    of subsidiaries                           (1,000)        7,992            6           -           -        (116)        6,882
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes      $    50,716   $    24,657    $   3,601   $   3,103   $  10,253   $ (26,243)  $    66,087
====================================================================================================================================

For the year ended December 31, 2000
  Net sales                              $ 3,098,159   $ 1,182,230    $ 365,522   $ 101,991   $ 857,004   $  67,868   $ 5,672,774
  Cost of sales                            2,822,973     1,064,772      308,498      93,449     794,564      61,854     5,146,110
  Selling, general and administration        203,312        84,384       44,007       7,888      39,545      10,154       389,290
  Restructuring and impairment charges        44,526         9,700            -           -           -           -        54,226
  Interest expense (income), net              29,437         4,300        6,419       6,477       6,109        (303)       52,439
  Gain from divestiture of businesses        (88,530)            -            -        (504)          -           -       (89,034)
  Gain on extinguishment of debt                   -             -            -           -           -      (4,450)       (4,450)
  Equity in (earnings) loss of
    affiliated companies                      (1,301)       (2,433)        (147)     (3,485)     46,033      (3,101)       35,566
  Minority interest in (loss) earnings
    of subsidiaries                             (171)       (1,786)           1          40         211         300        (1,405)
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes      $    87,913   $    23,293    $   6,744   $  (1,874)  $ (29,458)  $   3,414   $    90,032
====================================================================================================================================

2002
------------------------------------------------------------------------------------------------------------------------------------
Total assets                             $   815,186   $ 1,301,268    $ 446,470   $  69,804   $ 416,014   $ 197,580   $ 3,246,322
Depreciation and amortization                 36,831        46,555        3,023       3,829       6,090      10,434       106,762
Capital expenditures                          32,347        26,047          573       3,126           -      25,344        87,437

2001
------------------------------------------------------------------------------------------------------------------------------------
Total assets                             $   730,365   $   981,229    $ 379,912   $  77,911   $ 411,738   $ 510,223   $ 3,091,378
Depreciation and amortization                 42,466        31,707        5,008       5,575       6,321       6,211        97,288
Capital expenditures                          37,749        24,872        2,685       7,310           -      11,320        83,936

2000
------------------------------------------------------------------------------------------------------------------------------------
Total assets                             $   715,267   $   446,249    $ 335,260   $  95,999   $ 417,602   $ 462,966   $ 2,473,343
Depreciation and amortization                 42,766        18,618        5,583       6,180       4,624       5,850        83,621
Capital expenditures                          60,291        21,507        3,521       9,572           -       9,452       104,343
====================================================================================================================================

Report of Management

The management of Land O'Lakes, Inc.is responsible for the preparation and integrity of the consolidated financial statements.The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America using management's estimates and judgments where necessary.

   Land O'Lakes maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly executed and reported. The system of internal controls is supported by comprehensive written policies and procedures, selection of trained and qualified personnel and is continuously reviewed and augmented by our internal audit program.

   The Board of Directors, through the Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements. The Audit Committee meets regularly with the independent auditors, management and internal auditors, both jointly and separately, to review the activities of each and to insure that each is properly discharging its responsibilities. The Audit Committee reports to the Board of Directors on its activities and findings.

   KPMG LLP, independent auditors, is retained to audit the consolidated financial statements. Their report follows.

/s/JOHN E.GHERTY

John E.Gherty
President and Chief Executive Officer

/s/DANIEL E.KNUTSON

Daniel E.Knutson
Senior Vice President and Chief Financial Officer

Independent Auditors' Report


The Board of Directors
Land O'Lakes, Inc.:

We have audited the accompanying consolidated balance sheets of Land
O'Lakes, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and equities for each of the years in the three-year period ended December 31, 2002, appearing on pages 16 through 27. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O'Lakes, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 1 to the consolidated financial statements, in 2002 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No.142, "Goodwill and Other Intangible Assets."

KPMG LLP


Minneapolis, Minnesota
January 30, 2003

Ten Years in Review

($ in millions)

                                          2002    2001    2000    1999    1998    1997    1996    1995    1994    1993
-----------------------------------------------------------------------------------------------------------------------
OPERATIONS:
Net sales                               $5,847  $5,865  $5,673  $5,616  $5,174  $4,195  $3,486  $3,014  $2,859  $2,733
Earnings before income taxes                97      66      90      21      70     107     129     132      82      51
Net earnings                                99      71     103      21      69      95     119     121      75      47
Allocated patronage refunds                 97      71     142      35      76      84     101     104      66      41
Cash returned to members                    38      47      54      49      40      59      53      46      41      40
-----------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION:
Working capital                         $  209  $  405  $  324  $  362  $  305  $  228  $  199  $  185  $  151  $  151
Investments                                546     568     466     460     397     242     240     184     152     129
Property, plant and equipment              686     675     489     462     450     283     218     205     180     165
Total assets                             3,246   3,091   2,473   2,700   2,292   1,566   1,235   1,149     943     866
Long-term debt (including
   capital securities)                   1,007   1,147     663     683     547     297     212     180     155     160
Equities                                   912     837     805     769     781     539     480     417     353     326
-----------------------------------------------------------------------------------------------------------------------
FINANCIAL MEASURES:
Return on equity                           12%      9%     13%      3%     13%     20%     29%     34%     23%     15%
Return on invested capital                  9%      9%      9%      5%     10%     16%     21%     24%     17%     12%
Long-term debt (including
   capital securities)-to capital          51%     56%     44%     47%     41%     35%     30%     30%     30%     33%

Current ratio                             1.18    1.44    1.36    1.31    1.34    1.34    1.40    1.36    1.38    1.42
=======================================================================================================================




Senior Strategy Team

JACK GHERTY
President and Chief Executive Officer, Land O'Lakes, Inc.

DUANE HALVERSON
Executive Vice President, Chief Operating Officer, Ag Services

CHRIS POLICINSKI
Executive Vice President, Chief Operating Officer, Dairy Foods

DAN KNUTSON
Senior Vice President, Chief Financial Officer

BOB DEGREGORIO
President, Land O'Lakes Farmland Feed

FERNANDO PALACIOS
Vice President, Operations and Supply Chain, Dairy Foods

DON BERG
Vice President, Public Affairs

KAREN GRABOW
Vice President, Human Resources

DAVID HETTINGA
Vice President, Research, Technology and Engineering

JOHN REBANE
Vice President, General Counsel

JIM WAHRENBROCK
Vice President, Planning and Business Development


FORWARD-LOOKING STATEMENTS

Throughout this report to stakeholders, we discuss some of our expectations regarding the Company's future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risk and uncertainties that could cause actual results to differ. In particular, our ability to restructure our swine and Upper Midwest dairy assets to improve profitability and our ability to enhance performance and profitability in our industrial dairy and layers businesses may be affected by, among other things, consumer demand and preferences, commodity prices, our competitive environment, changes in regulations pertaining to milk marketing and the availability of adequate milk supply. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 which can be found on the Securities and Exchange Commission web site (www.sec.gov).

                                   [PHOTO]

                           An Early Annual Meeting




              Land O'Lakes, Inc. P.O. Box 64101  St.Paul, MN 55164
                            WWW.LANDOLAKESINC.COM

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